Exhibit 10.1

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

FMT SCOTTSDALE HOLDINGS, LLC

Dated as of June 9, 2011

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6.06	Tax Matters Partner	28

6.07	Section 704(c)	28

6.08	Withholding	29

6.09	No Tax Confidentiality	29

6.10	Certain Transactions	29

ARTICLE VII MANAGEMENT		29

7.01	Management	29

7.02	Asset Management Services; Enforcement of Asset Management Agreement and Purchase Agreement	33

7.03	Duties and Conflicts	33

7.04	Company Expenses	34

7.05	Member Meetings and Budget Process	34

ARTICLE VIII BOOKS, RECORDS, REPORTS AND PROJECT PLANS		35

8.01	Books and Records	35

8.02	Accounting and Fiscal Year	35

8.03	Reports	35

8.04	The Company Accountant	37

8.05	Reserves	37

8.06	Budgets and Operating Plan	37

8.07	Accounts	38

8.08	REIT Status	38

ARTICLE IX TRANSFER OF INTERESTS		39

9.01	No Transfer	39

9.02	Permitted Transfers	39

9.03	Transferees	40

9.04	Section 754 Election	40

9.05	Right of Sale	41

ARTICLE X EXCULPATION AND INDEMNIFICATION		43

10.01	Exculpation	43

10.02	Indemnification	44

ARTICLE XI DISSOLUTION AND TERMINATION		45

11.01	Dissolution	45

11.02	Termination	46

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11.03	Liquidating Member	46

11.04	Claims of the Members	47

ARTICLE XII DEFAULT BY MEMBER		47

12.01	Events of Default	47

12.02	Effect of Event of Default	48

ARTICLE XIII MISCELLANEOUS		48

13.01	Representations and Warranties of the Members	48

13.02	Further Assurances	50

13.03	Notices	50

13.04	Governing Law	51

13.05	Captions	51

13.06	Pronouns	51

13.07	Successors and Assigns	51

13.08	Extension Not a Waiver	52

13.09	Creditors Not Benefited	52

13.10	Recalculation of Interest	52

13.11	Severability	52

13.12	Entire Agreement	52

13.13	Publicity	53

13.14	Confidentiality	53

13.15	Venue	54

13.16	WAIVER OF JURY TRIAL	54

13.17	Limitation of Liability	54

13.18	Cooperation	54

13.19	Counterparts	55

EXHIBIT A – INITIAL CAPITAL ACCOUNT BALANCES OF EACH MEMBER

EXHIBIT B – SCOPE OF CONSTRUCTION

EXHIBIT C – STRUCTURE CHART

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

FMT SCOTTSDALE HOLDINGS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF FMT SCOTTSDALE HOLDINGS, LLC, dated as of June 9, 2011 (the “Effective Date”), as amended, restated, replaced, supplemented or otherwise modified from time to time (this “Agreement”), is made by and between WALTON SCOTTSDALE INVESTORS VI, L.L.C., a Delaware limited liability company (together with its successors and permitted assigns, “Walton Street”) and SHR SCOTTSDALE INVESTOR, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “SHR”).

RECITALS:

WHEREAS, the Company (as hereinafter defined) was formed as a limited liability company under the Delaware Act (as hereinafter defined) pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Secretary of State of Delaware on May 24, 2011, as amended by the Certificate of Amended filed with the Secretary of State of Delaware on June 3, 2011; and

WHEREAS, Walton Street and SHR deem a limited liability company agreement to be necessary and advisable to set out their agreement as to the conduct of business and the affairs of the Company, and the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Vehicle” has the meaning set forth in Section 2.05(c).

“Additional Capital Contribution” has the meaning set forth in Section 4.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i); and

(b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjustment Contribution” has the meaning set forth in Section 4.03(b).

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or (b) any other Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of fifty percent (50%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Rate” means the lesser of (a) seventeen percent (17%) per annum; and (b) the maximum interest that may be charged under any applicable usury law.

“Asset Management Agreement” means that certain Asset Management Agreement dated as of the Effective Date, between Asset Manager and the Company, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as approved by the Members as a Major Decision, or upon the termination of such Asset Management Agreement pursuant to its terms, any replacement asset management agreement, as approved by the Members as a Major Decision.

“Asset Manager” means SHR Advisory, LLC, a Delaware limited liability company, or any replacement thereof, as approved by the Members as a Major Decision.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Members as a Major Decision, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as a Major Decision, as of the following: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) in any other circumstances as permitted by the Code or Treasury Regulations; provided, further, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Members determine, as a Major Decision, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company after taking into account the intent expressed in Section 6.04(b). The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Breaching Member” has the meaning set forth in Section 12.01.

“Budget” means the initial and each subsequent budget covering the Company’s and any Acquisition Vehicle’s anticipated operations and capital improvements, which shall be prepared by the Managing Member, as in effect from time to time pursuant to Section 8.06, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York, or any other day on which banking institutions in New York are authorized to close.

“Capital Account” means the separate account maintained for each Member under Section 4.04.

“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions, Additional Capital Contributions, Substitute Contributions, and Adjustment Contributions made (or deemed made) by such Member to the Company pursuant to this Agreement.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Closing Date” means the date of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.04.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to the Company, directly or indirectly through one or more Acquisition Vehicles (including, without limitation, FSP Hotel Owner, FSP Mezz and FSP Operating Lessee), which shall consist of the Initial Company Property as acquired by FSP Hotel Owner, FSP Mezz and FSP Operating Lessee on the Closing Date pursuant to the Purchase Agreement, and (ii) any and all other property directly or indirectly acquired by the Company from time to time in connection with the operation of the Hotel.

“Company Property Purchase Price” has the meaning set forth in Section 9.05(b).

“Confidential Information” has the meaning set forth in Section 13.14(a).

“Contributing Member” has the meaning set forth in Section 4.02(b).

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith.

“Conversion Date” has the meaning set forth in Section 4.03(b).

“Conversion Notice” has the meaning set forth in Section 4.03(b).

“Corporate Transaction Transfer” means with respect to any Member, (i) a direct or indirect Transfer of all or substantially all of such Member’s Interest in connection with a sale, merger, acquisition, consolidation, financing or public offering involving all or substantially all of the assets, properties, stock or other equity interests of the ultimate owner or general partner of such Member or the operating partnership of Strategic REIT (which, for the avoidance of doubt, shall include Strategic Hotel Funding, L.L.C.), and as a result of which (A) the Interest of such Member continues to be held by a Member who, directly or through Affiliates, owns or controls substantially all of the business and assets that were (immediately prior to such transaction) held by the transferring Member and its Affiliates, and (B) with respect to SHR, the new Member (directly or through Affiliates) has substantially similar rights and obligations (including control rights) with respect to the Asset Manager as the transferring Member had immediately prior to such transaction, or (ii) any change of control or similar transaction involving any publicly traded entity that is the ultimate parent of such Member or any operating partnership of Strategic REIT (which, for the avoidance of doubt, shall include Strategic Hotel Funding, L.L.C.).

“Defaulting Member” has the meaning set forth in Section 4.03(a).

“Deficiency” has the meaning set forth in Section 4.03(a).

“Deficiency Contribution” has the meaning set forth in Section 4.03(a).

“Deficiency Loan” has the meaning set forth in Section 4.03(b).

“Deficiency Notice” has the meaning set forth in Section 4.03(a).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Election Notice” has the meaning set forth in Section 4.03(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchanging Member” has the meaning set forth in Section 13.18.

“Existing Senior Loan” means the mortgage loan in the aggregate amount of $140,000,000 entered into pursuant to the Loan and Security Agreement dated as of September 1, 2006 between SHR Scottsdale X, L.L.C. and SHR Scottsdale Y, L.L.C., as borrower and Citigroup Global Markets Realty Corp., as lender, as heretofore amended, including without limitation by the Amendment to Mortgage Loan and Security Agreement dated as of May 9, 2007 between SHR Scottsdale, L.L.C., as borrower and Citigroup Global Markets Realty Corp., as lender, as amended by that certain Restructuring Agreement dated as of June 9, 2011 and as assigned to FSP Hotel Owner and FSP Operating Lessee pursuant to that certain Assumption Agreement dated as of June 9, 2011.

“Expenses” means, for any period, the total gross expenditures of the Company reasonably relating to the operations of the Company and/or the acquisition, development, ownership, maintenance, management, operations, marketing, leasing, sale, financing or refinancing of the Company Property during such period contemplated by the then applicable Budget or otherwise approved (either prospectively or retroactively) in accordance with this Agreement from time to time, including (a) all cash operating expenses (including without limitation real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to any property management agreement (including the Asset Management Agreement and fees payable to the Asset Manager thereunder) or otherwise as permitted hereunder), (b) all deposits of Revenues to the Company’s reserve accounts, (c) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in clause (a) above) under GAAP, and (e) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Property; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company reserves, and (ii) any expenditure properly attributable to the liquidation of the Company.

“Fairmont” means Fairmont Hotels & Resorts (U.S.) Inc., a Delaware corporation, in its capacity as manager under the Hotel Management Agreement in effect on the Effective Date, together with its successors and permitted assigns thereunder.

“Fractions Percentage” means the percentage determined with regard to each Member or its applicable Affiliate in accordance with Treasury Regulation Section 1.514(c)-2(b).

“FSP Hotel Owner” means FMT Scottsdale Owner, LLC, a Delaware limited liability company, the sole member of which is FMT Mezz, together with its successors and permitted assigns in such capacity.

“FSP Mezz” means FMT Scottsdale Mezzanine, LLC, a Delaware limited liability company, the sole member of which is the Company, together with its successors and permitted assigns in such capacity.

“FSP Operating Lessee” means Walton/SHR, LLC, a Delaware limited liability company, the sole member of which is Walton/SHR FPH Mezzanine, LLC, a Delaware limited liability company, the sole member of which is Walton/SHR FPH Holdings, LLC, a Delaware limited liability company, the sole members of which are Walton Street and SHR FPH Investor, LLC, a Delaware limited liability company.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Ground Lease” means that certain lease comprised of the following agreements: (A) Ground Lease, dated as of December 30, 1985, by and between City of Scottsdale, a municipal corporation, and Scottsdale Princess Partnership, an Arizona partnership; (B) First Amendment to Ground Lease, dated as of November 17, 1986, by and between the City of Scottsdale, a municipal corporation, and Scottsdale Princess Partnership, an Arizona partnership as reflected in a Memorandum of Ground Lease and Right of First Refusal dated as of November 21, 1986; (C) Second Amendment to Ground Lease, dated as of April 4, 1995, by and between the City of Scottsdale, a municipal corporation, and Scottsdale Princess Partnership, an Arizona partnership; and (D) Wall and Sign Agreement and Third Amendment to Ground Lease, dated as of December 23, 2002, by and between the City of Scottsdale, a municipal corporation, and Scottsdale Princess Partnership, an Arizona partnership (including both a Third Amendment and a Wall and Sign Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as approved by the Members as a Major Decision).

“Hotel” means, collectively, the real property, improvements and personal property currently owned and leased by Seller pursuant to the Ground Lease located at 7575 East Princess Drive, Scottsdale, Arizona, currently known as “The Scottsdale Fairmont Princess Resort”, as more particularly described as the “Hotel” in the Purchase Agreement, including, without limitation, all right, title and interest of Seller in the Ground Lease and any and all other “Property” as defined and described in the Purchase Agreement.

“Hotel Management Agreement” means that certain Hotel Management Agreement dated as of September 1, 2006, between DTRS Scottsdale, LLC and Fairmont, as manager, as amended by a First Amendment to Hotel Management Agreement made as of                      [sic], 2007, a Second Amendment to Hotel Management Agreement dated as of January 1, 2010, and a letter agreement dated as of the Effective Date, together with any subsequent replacement property and/or hotel management agreement entered into thereafter by FSP Operating Lessee with respect to all or any portion of the Company Property, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as approved by the Members as a Major Decision.

“Impositions” has the meaning set forth in Section 2.06.

“Indemnitees” has the meaning set forth in Section 10.02.

“Initial Budget and Operating Plan” has the meaning set forth in Section 8.06(a).

“Initial Capital Contribution” means, with respect to any Member, any Capital Contribution made (or deemed made) by such Member pursuant to Section 4.01 hereof.

“Initial Company Property” means the Hotel and the Vacant Land to be acquired by the Company through Acquisition Vehicles on the Closing Date pursuant to the Purchase Agreement.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Internal Rate of Return” means, as of the date calculated, that discount rate expressed as an annual percentage rate (compounded quarterly) which, when applied to the present value of the Walton Distributed Cash, causes the present value of the Walton Distributed Cash to equal the sum of the present value of all Capital Contributions made by Walton Street to the Company. Calculations shall be made using the X-IRR function of Microsoft Excel, 2003. In determining the Internal Rate of Return, the following shall apply:

(a) all calculations are to be made as of the day on which a distribution is made;

(b) all contributions shall be treated as having been contributed to the Company on the day on which funds were actually delivered to the Company or expended on behalf of the Company;

(c) all distributions shall be treated as if received on the day on which the distribution was made;

(d) all distribution amounts shall be based on the amount of the distribution prior to the application of any federal, state or local taxation to the Members (including any withholding or deduction requirements); and

(e) all amounts shall be calculated on a compounded quarterly basis, and on the basis of a 365-day year.

“Liquidating Member” means the Managing Member.

“Loan” means, either individually or collectively as the context requires or otherwise indicates, the Existing Senior Loan, as amended, supplemented, modified, extended or restated from time to time, including as contemplated in the Restructuring Agreement, or any other loan obtained by the Company or any Acquisition Vehicle, not including any Deficiency Loans or any loan made by the Company or any Acquisition Vehicle.

“Loan Documents” means, collectively, any loan agreement, promissory notes, mortgages and/or other security instrument, guaranties, indemnities and all other agreements, certificates, instruments and documents evidencing or securing the Loan or otherwise entered into and/or delivered by or on behalf of the Company, any Acquisition Vehicle, any Member and/or their respective Affiliates in accordance with this Agreement in connection with any Loan and the transactions contemplated thereby, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b) Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d) any items of deduction and loss specially allocated pursuant to Section 6.02 shall not be considered in determining Loss; and

(e) any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f) or (g) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.01(b).

“Managing Member” means SHR or an Affiliate of SHR, together with its successors and permitted assigns in such capacity.

“Mandatory Additional Capital Contributions” has the meaning set forth in Section 4.02(b).

“Member” means, on the Effective Date, one or more of Walton Street and SHR and, from and after the Effective Date, any Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Mezzanine Debt” means that certain mezzanine indebtedness described and evidenced by that certain Mezzanine Loan and Security Agreement dated as of May 9, 2007 between SHR Scottsdale Mezzanine, L.L.C. and Pacific Life Insurance Company, as successor in interest.

“Monetary Default” has the meaning set forth in Section 12.01(b).

“Necessary Expenses” means expenses in respect of the following: the Planned Renovation, debt service on the Company’s (or any Acquisition Vehicle’s) financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs or other expenditures which a Member determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies approved by the Members, any final orders, judgments, or other proceedings and all costs and expenses related thereto, and any amounts necessary to cure defaults under the Transaction Documents (excluding voluntary prepayment of the principal balance of a Loan prior to its maturity), regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget.

“Net Cash Flow” means, for any period, the excess of (i) Revenues for such period, over (ii) Expenses for such period.

“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.

“Non-Contributing Member” has the meaning set forth in Section 4.02(b).

“Non-Defaulting Member” has the meaning set forth in Section 4.03(a).

“Non-Selling Member” has the meaning set forth in Section 9.05(b).

“Non-Selling Member Option” has the meaning set forth in Section 9.05(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Notices” has the meaning set forth in Section 13.03.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Operating Lease” means that certain Lease Agreement dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Operating Plan” means the initial and each subsequent strategic and comprehensive operating plan covering the Company’s and any Acquisition Vehicle’s anticipated operations of Company Property, which shall be prepared by the Managing Member, as in effect from time to time pursuant to Section 8.06, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.02 with respect to such year or period, or to be made to such Member pursuant to Section 6.02(a), but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.01 with respect to such year or period.

“Participation Notice” has the meaning set forth in Section 4.02(a).

“Percentage Interest” means (a) subject to any adjustments set forth in Section 4.03(b) with regard to any Adjustment Contributions, with regard to each Member on a particular date, the quotient obtained by dividing (i) the Capital Contributions made by such Member as of such date by (ii) the Capital Contributions made by all Members in the aggregate as of such date, which quotient shall be multiplied by 100 and expressed as a percentage, and (b) on the Effective Date, the percentage set forth below opposite such Member’s name:

Member	Percentage Interest

Walton Street	50%
SHR	50%

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Plan Asset Rules” has the meaning set forth in Section 2.06.

“Planned Renovation” means the construction of a ballroom and ancillary facilities as more particularly set forth in the scope of construction attached hereto as Exhibit B and in the Initial Budget and Operating Plan.

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(ii) any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis; and

(iii) any items specially allocated pursuant to Section 6.02 shall not be considered in determining Profit; and

(iv) any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Profit.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Prohibited Result” has the meaning set forth in Section 8.08(b).

“Property Sale Terms” has the meaning set forth in Section 9.05(a).

“Proposed Sale Notice” has the meaning set forth in Section 9.05(a).

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the Effective Date, between Seller and certain of its Affiliates, as sellers, and FSP Hotel Owner and Walton/SHR FPH, LLC, as purchasers, and certain other signatories thereto, as the same may be further amended, restated, replaced, supplemented, assigned or otherwise modified from time to time as approved by the Members as a Major Decision, pursuant to which the Company (directly or through one or more Acquisition Vehicles) shall purchase the Initial Company Property for a purchase price and upon the other terms set forth therein.

“Reasonable Period” means, with respect to any defaulting member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non–defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30) day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty (30) day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional ninety (90) days following the expiration of such thirty (30) day period, or (ii) the period of time allowed for such performance under the Loan Documents.

“Regulatory Allocations” has the meaning set forth in Section 6.02(g).

“Reimbursement Agreement” means that certain Reimbursement and Indemnity Agreement, dated as of the Effective Date, among the Members and/or certain of their Affiliates,

as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Restructuring Agreement” means that certain Restructuring Agreement dated as of June 9, 2011 between SHR Scottsdale, L.L.C., a Delaware limited liability company, as borrower, and Bank of America, National Association, successor by merger to LaSalle Bank National Association, as Trustee for the registered holders of the Citigroup Commercial Mortgage Trust 2007-FL3, Commercial Mortgage Pass-Through Certificates, Series 2007-FL3.

“Revenues” means, for any period, the total gross cash receipts received by the Company during such period, including all cash receipts of the Company from (a) rent, cost, expense and other recoveries and all additional rent paid to the Company (including for parking facilities), (b) concessions to the Company which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s or a third party’s reserve account and deposited into the Company’s operating accounts, (e) proceeds from the sale or other disposition of any Company Property, (f) proceeds from the financing, refinancing or securitization of any Company Property, and (g) other revenues and receipts realized by the Company, including, without limitation, excess cash from any reserve established by or on behalf of the Company or from any Capital Contribution if and to the extent the same were not used for the purpose of funding any Shortfall.

“Sale of Company Property” means any sale, exchange, transfer, assignment or other disposition by the Company (or applicable Acquisition Vehicle) of Company Property, in each case together with any of the Company’s (or applicable Acquisition Vehicle’s) then existing rights, title and interests relating thereto, either in one transaction or a series of transactions.

“Sale Deposit” has the meaning set forth in Section 9.05(c).

“Sale Election Notice” has the meaning set forth in Section 9.05(a).

“Seller” means SHR Scottsdale, LLC, a Delaware limited liability company, as the seller under the Purchase Agreement, together with its successors and permitted assigns in any such capacity.

“Selling Member” has the meaning set forth in Section 9.05(b).

“Selling Member Interest Price” has the meaning set forth in Section 9.05(b).

“Shortfall” has the meaning set forth in Section 4.02(a).

“SHR” has the meaning set forth in the introductory paragraph hereof.

“Strategic REIT” means Strategic Hotels & Resorts, Inc., together with any successors thereto.

“Subsidiary(ies)” means each of the Persons that are direct or indirect subsidiaries of the Company as of the Closing Date as set forth on the structure chart attached hereto as Exhibit C and such other Persons formed as Subsidiaries after the Closing Date in connection with the business of the Company.

“Substitute Contribution” has the meaning set forth in Section 4.02(b).

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this definition), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Tenant” means, either individually or collectively as the context requires or otherwise indicates, each tenant and/or other occupant (other than FSP Operating Lessee, and short term guests of the Hotel) of any portion of the Company Property, either pursuant to a Tenant Lease or otherwise (other than pursuant to the Operating Lease).

“Tenant Lease” means each lease, sublease, license or other occupancy agreement with any Tenant with respect to any portion of space in any Company Property, other than the Operating Lease.

“Transaction Documents” means, collectively, this Agreement, the limited liability company operating agreement or other organizational documents of each Acquisition Vehicle, the Purchase Agreement, the Asset Management Agreement, the Reimbursement Agreement and the Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof as approved by the Members as a Major Decision.

“Transfer” has the meaning set forth in Section 9.01.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“UBTI” means “unrelated business taxable income” as defined in Code Sections 512 through 514.

“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.

“Vacant Land” has the meaning set forth in the Purchase Agreement.

“Voluntary Additional Capital Contributions” has the meaning set forth in Section 4.02(b).

“Walton Distributed Cash” means cash distributed to Walton Street pursuant to Sections 6.03(a)(i), (a)(ii), (a)(iii), 6.03(b) and 6.04.

“Walton Street” has the meaning set forth in the introductory paragraph hereof.

1.02 Other Defined Terms.

As used in this Agreement, unless otherwise specified, (i) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (ii) each accounting term has the meaning assigned to it in accordance with GAAP.

ARTICLE II

ORGANIZATION AND STRUCTURE

2.01 Continuation.

The Company was formed as a limited liability company under the Delaware Act by the filing of the Certificate of Formation. The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.02 Name and Principal Place of Business.

(a) The name of the Company is set forth on the cover page to this Agreement. The Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing Member may from time to time determine. All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.

(b) The principal place of business and office of the Company shall be located c/o Strategic Hotels & Resorts, Inc., 200 West Madison, Suite 1700, Chicago, Illinois 60606, or at such other place or places as the Managing Member may from time to time designate. The Managing Member shall notify the other Members of any change of principal place of business and office.

2.03 Term.

The term of the Company commenced on May 24, 2011, the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in existence until dissolution pursuant the provisions of this Agreement.

2.04 Registered Agent and Registered Office.

The name of the Company’s registered agent for service of process shall be the Corporation Trust Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.

2.05 Purpose; Acquisition Vehicle; TRS Lease Structure.

(a) The purpose of the Company shall be to:

(i) perform its obligations and exercise its rights under the Purchase Agreement, the other Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Purchase Agreement and the other Transaction Documents;

(ii) directly or indirectly acquire, own, manage, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property; and

(iii) conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b) It is acknowledged that, subject to any other applicable or relevant provisions of this Agreement:

(i) on or prior to the Closing Date, the Company shall cause the formation of FSP Hotel Owner and FSP Mezz;

(ii) on the Closing Date, FSP Hotel Owner shall assume the Existing Senior Loan and the Ground Lease, and FSP Operating Lessee shall assume the Hotel Management Agreement;

(iii) on the Closing Date, (x) the Company shall purchase the Mezzanine Debt from mezzanine lender, (y) the existing mezzanine borrower shall assign and FSP Mezz shall assume the Mezzanine Debt, and (z) the Company shall contribute the Mezzanine Debt to the capital of FSP Mezz (whereupon the Mezzanine Debt will automatically be cancelled and extinguished).

(iv) on the Closing Date, pursuant to the terms of the Purchase Agreement, the Initial Company Property shall be acquired by FSP Hotel Owner; and

(v) on the Closing Date, FSP Hotel Owner and FSP Operating Lessee shall enter into the Operating Lease.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall cause the formation of (i) FSP Hotel Owner and FSP Mezz, directly or indirectly wholly owned or Controlled by the Company, and (ii) FSP Operating Lessee, owned indirectly by SHR FPH Investor, LLC and Walton Street, in the same proportion as their (or their Affiliates’ in the case of SHR) respective interests in the Company, in each case to acquire or lease all or any portion of the Company Property (each such newly formed entity being referred to as an “Acquisition Vehicle”). It is expressly understood that the Company will conduct all of its business directly or indirectly through one or more Acquisition Vehicles; provided that it is the intent of the Members that the organizational documents relating to the formation of any Acquisition Vehicle shall be interpreted together with the provisions of this Agreement to have substantially the same effect as would be the case if all the interests therein were held or all such business were conducted by the Company pursuant to the terms of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the Members acknowledge and agree that, for so long as any Member holds, directly or through Affiliates, an Interest in the Company or an interest in FSP Operating Lessee through one or more entities that qualifies as a “real estate investment trust” for U.S. federal income tax purposes: (i) the Hotel must at all times be leased to FSP Operating Lessee (or a successor or assign thereof), (ii) SHR or its Affiliate may at any time, without approval of any other Member, require FSP Hotel Owner and FSP Operating Lessee (or a successor or assign thereof) to amend, modify or renew the Operating Lease (including any increase, decrease or other changes to the rent stated therein), and/or enter into any new lease agreement with respect to the lease of the Hotel to the Operating Lessee, in each case in a manner consistent with customary REIT practices, and (iii) all actions, amendments or agreements contemplated in this paragraph shall be binding and in full force and effect without any execution or acknowledgment by Walton Street or any of its Affiliates; provided, however, that no actions, amendments or agreements contemplated in this paragraph shall be made, implemented, approved or authorized to the extent they adversely affect the economic interests or other rights of the Members under this Agreement. Each Member agrees to cooperate with the SHR and to execute, acknowledge, deliver, file, record and publish all such reasonable and necessary documents, agreements and instruments and to take any other actions as SHR reasonably determines are necessary to implement the foregoing, subject to the limitations set forth in this Section 2.05.

2.06 Walton Street Required Modifications to Structure.

In order to qualify and/or preserve the status of Walton Street, any direct or indirect member or partner with an interest in Walton Street, or any other Person in which the Members and/or the Company owns an interest and which owns any portion of the Company Property as an “operating company” under the plan asset rules of ERISA at 29 C.F.R. Section 2510.3–101 (the “Plan Asset Rules”), to avoid the imposition of a corporate tax on any income of the Company, or to minimize the effects of any UBTI on Walton Street, its Affiliates and/or their respective direct or indirect partners, members, shareholders and other Affiliates (collectively, the “Impositions”), the Members agree to consent to modifications proposed by Walton Street in good faith to the structure of the Company and/or the structure of the Company’s investments in and ownership of the Company Property and/or to the terms of this Agreement including, without limitation, the capital contribution and allocation and distribution provisions set forth in Articles IV and VI, if in any such case the modifications are necessary, advisable or otherwise helpful in achieving or maintaining the foregoing. Any such modification may include, without limitation, the formation by the Members of other limited liability companies, partnerships, corporations or other entities (including without limitation, corporations and trusts that qualify as real estate investment trusts under Section 856 of the Code) to be owned by the Company, the Members or their Affiliates and which will own a portion of the Company Property. Each Member agrees to cooperate with Walton Street and to execute, acknowledge, deliver, file, record and publish all such reasonable and necessary documents, agreements and instruments and to take any other actions as Walton Street reasonably determines are necessary to implement the foregoing, subject to the limitations set forth in this Section 2.06. The Members agree to amend this Agreement in a manner reasonably proposed by Walton Street in order to structure their contributions in a manner that will avoid the Impositions. Notwithstanding the foregoing, no actions, amendments or agreements contemplated in this Section 2.06 shall be made, implemented, approved or authorized to the extent they adversely affect the economic interests or other rights of the Members under this Agreement or jeopardize Strategic REIT’s status as a real estate investment trust for U.S. federal income tax purposes.

ARTICLE III

MEMBERS

3.01 Members.

Effective as of the Effective Date, the Members of the Company shall be Walton Street and SHR. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the approval of all of the Members.

3.02 Limitation on Liability.

Except as otherwise provided in the Delaware Act, (i) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company, (ii) the liability of each Member to contribute capital to the Company shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement, and (iii) the liability and obligations of each Member under this Agreement shall be limited to such Member’s Interest in the Company and no recourse shall be permitted to any property, assets or other interests of such Member other than to (A) such Member’s Interest hereunder, (B) such Member’s share of any distributions of Net Cash Flow, the proceeds of liquidation or any other amounts that would otherwise be distributable or payable to such Member with respect to its Interest, (C) the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, and (D) the amount of any distributions or other amounts wrongfully distributed or paid to such Member.

ARTICLE IV

CAPITAL

4.01 Initial Capital Contributions.

As of the Effective Date, (a) Walton Street contributed (or was deemed to contribute) the sum of $35,559,220.81 to the Company in exchange for its Interests therein, and (b) SHR contributed (or was deemed to contribute) the sum of $35,559,220.81 to the Company in exchange for its Interests therein.

4.02 Additional Capital Contributions.

(a) If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Managing Member determines that additional funds (a “Shortfall”) are reasonably required (i) to meet the ongoing obligations, liabilities, expenses or other reasonable business needs of the Company in accordance with the then applicable Budget or Operating Plan, including in connection with the Planned Renovation, or (ii) for any other purpose as reasonably determined by the Managing Member relating to the Company and/or the ownership, operation, development and/or management of any portion of the Company Property or for any other purpose which is not adverse or contrary to the then applicable Budget or Operating Plan, and the Managing Member has determined to request additional capital to fund such Shortfall, then the Managing Member shall deliver notice (a “Participation Notice”) to each of the Members offering each Member the right to contribute (subject to the consequences specified herein) its pro rata share (based upon the Percentage Interests of the Members at the time of such request) of such Shortfall (such pro rata share, an “Additional Capital Contribution”). If so requested by the Managing Member, each Member who elects to fund any Additional Capital Contribution shall do so within fifteen (15) Business Days after receipt of a Participation Notice. In addition to any Additional Capital Contributions made under this Agreement, the Members acknowledge and agree that any amounts paid by the Members or their respective Affiliates pursuant to the terms of the Reimbursement Agreement shall be deemed Additional Capital Contributions. Notwithstanding the foregoing or anything to the contrary herein: (A) the Members shall be required to make all Additional Capital Contributions required to fund the Planned Renovation, and (B) if the Managing Member does not call capital in an amount sufficient to fund the Planned Renovation, the Budget or Operating Plan or any other Necessary Expenses of the Company, then Walton Street shall have the right to make such capital call without any approval of the Managing Member and shall have all of the rights of the Managing Member under this Article IV or otherwise with respect to such capital call and any failure by the Managing Member to fund its pro rata portion thereof.

(b) Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and (i) the sole consequence of a failure by any Member to make any Additional Capital Contribution required to fund the Planned Renovation shall be as set forth in Section 4.03 (such Additional Capital Contributions being referred to as “Mandatory Additional Capital Contributions”), and (ii) the sole consequence of a failure by any Member to fund any Additional Capital Contributions other than Mandatory Capital Contributions shall be as set forth below in this Section 4.02(b) (such Additional Capital Contributions being referred to as “Voluntary Additional Capital Contributions”). If any Member (the “Non-Contributing Member”) fails to timely make a Voluntary Additional Capital Contribution when due, then the other Member (the “Contributing Member”) may elect any time thereafter, in its sole and absolute discretion, to make such Additional Capital Contribution (any such Capital Contribution by a Contributing Member, a “Substitute Contribution”), and the Percentage Interest of each Member shall be adjusted accordingly (in the manner set forth in the definition of Percentage Interest) to take into account the Additional Capital Contributions and Substitute Contributions made in connection with such required or requested Additional Capital Contribution.

4.03 Additional Capital Contribution Default; Remedies.

(a) Upon the failure of any Member (the “Defaulting Member”) to make any Mandatory Additional Capital Contribution (the portion thereof not contributed by such Defaulting Member being referred to herein as the “Deficiency”), the Managing Member shall inform the other Member (the “Non-Defaulting Member”) in writing of such Deficiency (a “Deficiency Notice”) within five (5) days after the date on which the contribution was required to be made. Within ten (10) days after the date of delivery of a Deficiency Notice, the Non-Defaulting Member shall deliver written notice (an “Election Notice”) to the Defaulting Member, stating that it elects, in its sole and absolute discretion, to do one of the following in connection with such Deficiency: (i) withdraw the corresponding required contribution that was made by it in connection with such Deficiency; (ii) not withdraw its own contribution and contribute an amount equal to the Deficiency (such contributed amount, a “Deficiency Contribution”), which contribution shall be treated as provided in Section 4.03(b) below as the Non-Defaulting Member may elect in its sole and absolute discretion; or (iii) neither withdraw its contribution nor make a Deficiency Contribution. In the event that the Non-Defaulting Member withdraws the corresponding required contribution that was made by it in connection with such Deficiency or neither withdraws its corresponding required contribution nor makes a Deficiency Contribution, such Non-Defaulting Member shall have no liability for failure to make its required contribution (as applicable) or any Deficiency Contribution. If the election under clause (ii) above is made within the required time period, then the Non-Defaulting Member shall have an additional thirty (30) days after the date the Deficiency was originally required to be contributed to make the Deficiency Contribution. If the Non-Defaulting Member shall fail to deliver a timely Election Notice, it shall be deemed to have delivered an Election Notice making the election described in clause (iii) above.

(b) A Non-Defaulting Member who makes the election under clause (a)(ii) or (a)(iii) above shall have the following options:

(I) it may elect to have the entire amount contributed by it (including both such Non-Defaulting Member’s share of the Additional Capital Contribution and any portion of the Deficiency Contribution it may make) be treated as a contribution (“Adjustment Contribution”) governed by clause (i) below;

(II) it may elect to have any portion of its share of such Additional Capital Contribution and any share of the Deficiency Contribution it makes be treated as an Adjustment Contribution governed by clause (i) below and the remaining portion of such total amount be treated as a loan to the Company (“Deficiency Loan”) governed by clause (ii) below; or

(III) it may elect to have the entire amount contributed by it (including both such Non-Defaulting Member’s share of the Additional Capital Contribution and any portion of the Deficiency Contribution it may make) be treated as a Deficiency Loan governed by clause (ii) below.

Such election shall be made by written notice to the other Member within thirty (30) days after the earlier of (x) delivery of an Election Notice, or (y) expiration of the period for delivery of an Election Notice. If such Non-Defaulting Member fails to deliver such notice within such 30-day period, then such Non-Defaulting Member shall be deemed to have elected to have the entire amount contributed by it in connection with a particular Additional Capital Contribution (including both the Non-Defaulting Member’s share of the Additional Capital Contribution and any portion of the Deficiency Contribution it makes) be treated as a Deficiency Loan under clause (III) above. In addition to the foregoing options, after a Member has elected (or is deemed to have elected) to have an amount advanced by it be treated as a Deficiency Loan, it may thereafter elect to have the outstanding balance of such Deficiency Loan, together with all interest accrued and unpaid thereon through the Conversion Date, be converted to an Adjustment Contribution by delivering written notice (“Conversion Notice”) of such election to the other Member no later than ninety (90) days after the origination of the Deficiency Loan. Such conversion shall take effect on the date (“Conversion Date”) which is thirty (30) days following such Member’s delivery of the Conversion Notice to the other Member. On the Conversion Date, (A) the Deficiency Loan so converted shall be deemed to have been repaid to such Member, and (B) such Non-Defaulting Member shall be deemed to have made an Adjustment Contribution equal to the then outstanding balance of such Deficiency Loan, plus the interest accrued and unpaid thereon. The terms of each Adjustment Contribution and each Deficiency Loan shall be governed by the following provisions:

(i) If a Non-Defaulting Member makes an Adjustment Contribution or timely elects to have a Deficiency Loan converted to an Adjustment Contribution, then the Members’ Percentage Interests shall be recalculated by the Managing Member in good faith subject to review and approval by Walton Street, effective as of the date the Deficiency was required to have been contributed by the Defaulting Member (or, in the case of a Deficiency Loan which is converted to an Adjustment Contribution, on the Conversion Date) as follows: (A) the amount of Capital Contributions made by the Non-Defaulting Member as of such date shall be deemed increased by the amount of any Deficiency Contribution and Deficiency Loan (but only to the extent that such Deficiency Loan is then being converted to an Adjustment

Contribution) made by the Non-Defaulting Member as of such date; and (B) the amount of Capital Contributions made by all Members as of such date shall be deemed increased by the amount of any Deficiency Contribution and Deficiency Loan (but only to the extent that such Deficiency Loan is then being converted to an Adjustment Contribution) made by the Non-Defaulting Member as of such date. Upon the written request of any Member after completion of an adjustment to the Percentage Interest of each Member as provided above, the Managing Member shall confirm such adjustment in writing.

(ii) The terms of each Deficiency Loan shall be as follows: (A) interest shall accrue on the outstanding balance of such Deficiency Loan at the Applicable Rate per annum, compounded quarterly; (B) such Deficiency Loan shall be a loan and not a contribution; (C) no Member shall be entitled to any distributions under Article VI unless and until such Deficiency Loan and all accrued and unpaid interest thereon has been paid in full to the Member making the same, and all such distributions which otherwise would be made under Article IV shall instead be paid directly to the Member making Deficiency Loans that remain outstanding until the Deficiency Loans and all accrued and unpaid interest thereon have been paid in full (any such payments shall first be applied to unpaid interest accruing thereon, and then to principal); (D) the Deficiency Loan shall be due and payable in full upon the earlier of the tenth (10th) anniversary of the origination of the Deficiency Loan or the liquidation of the Company (without any prepayment premium or penalty); (E) the Deficiency Loan shall provide that it may not be accelerated prior to maturity for any reason (other than in connection with a liquidation of the Company), including non-payment, and shall have no financial or other covenants; (F) the Deficiency Loan shall be unsecured; and (G) neither the Company nor any Member shall have any personal liability for the payment of any Deficiency Loan or any interest accrued thereon. In the event that more than one Deficiency Loan remains outstanding, the same shall be paid on a pro rata basis, based on the relative proportions of the outstanding balances of principal and interest with respect thereto. In any instance in which a Member may make a Deficiency Loan, such Member may, at its option, cause an Affiliate of such Member to make such loan on the same terms and conditions as the Member; provided, however, that any such Affiliate shall not have the right to convert such Deficiency Loan to an Adjustment Contribution. Notwithstanding the foregoing, the Member associated with such Affiliate may elect to have such Deficiency Loan converted to an Adjustment Contribution by timely delivering a Conversion Notice in the manner set forth above. In such event, (x) such Member shall be deemed to have converted the balance of such Deficiency Loan (including all accrued and unpaid interest) into an Adjustment Contribution for the benefit of such Member, and (y) the Deficiency Loan so converted shall be deemed to have been repaid.

(c) Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Section 4.02, and (ii) the remedy provisions set forth above in this Section 4.03. Each Member acknowledges and agrees that the remedy provisions set forth in this Section 4.03 are fair, just and equitable in all respects.

4.04 Capital Accounts.

A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a) Each Member’s Capital Account will be credited with:

(i) any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii) the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.02; and

(iii) any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(b) Each Member’s Capital Account will be debited with:

(i) any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii) the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.02; and

(iii) any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

The initial Capital Account balance of each Member is set forth on Exhibit A attached hereto, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Any expenses borne by a Member for its own account will not increase such Member’s Capital Account, nor affect its share of Profits or Losses. The provisions of this Section 4.04 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.05 No Further Capital Contributions.

Except as expressly provided in this Agreement or with the prior written consent of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

ARTICLE V

INTERESTS IN THE COMPANY

5.01 Percentage Interest.

The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

5.02 Return of Capital.

No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall have any obligation to restore any negative balance in its Capital Account.

5.03 Ownership.

All Company Property shall be owned by the Company, directly or indirectly through one or more Acquisition Vehicles, subject to the terms and provisions of this Agreement. Title to Company Property shall be held by the Company in the Company’s name or by an Acquisition Vehicle.

5.04 Waiver of Partition; Nature of Interests in the Company.

Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:

(i) cause the Company or any of its assets to be partitioned;

(ii) cause the appointment of a receiver for all or any portion of the assets of the Company;

(iii) compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(iv) file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The interests of all Members in this Company are personal property.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.01 Allocations.

For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:

(a) Net Loss shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for such year; provided, however, that no portion of the Net Loss for any taxable year shall be allocated to a Member whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year; and provided, further, that in no event shall an allocation under this Section 6.01(a) be made to Walton Street to the extent that it would cause Walton Street to be allocated a percentage of overall partnership loss within the meaning of Treasury Regulation Section 1.514(c)-2(c)(1) for the taxable year lower than its Fractions Percentage except to the extent that (i) such allocation is required to reverse a prior allocation of Net Profit to a Member in excess of such Member’s Percentage Interest, and is in the same proportion as such prior allocation, (ii) the result is to allocate losses or deductions to one or more Members who bear a disproportionately large share (relative to each Member’s Percentage Interest but in accordance with the distribution provisions of Section 6.03) of the economic burden of such losses or deduction if, taking into account all of the facts, circumstances and information (including bona fide financial projections), such losses or deductions had a low likelihood of occurring and such allocation otherwise satisfies the requirements of Treasury Regulation Section 1.514(c)-2(g), or (iii) such allocation otherwise is disregarded in determining whether Walton Street satisfies the “fractions rule” set forth in Treasury Regulation Section 1.514(c)-2(b)(1)(i) or otherwise does not cause the allocations set forth in this Agreement to fail to qualify as “permitted allocations” within the meaning of Section 514(c)(9)(E) of the Code and the regulations thereunder.

(b) Net Profit shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such year; provided, however, that no portion of the Net Profit for any taxable year shall be allocated to a Member whose Target Account is less than or equal to its Partially Adjusted Capital Account for such taxable year, and provided further that in no event shall an allocation under this Section 6.01(b) be made to Walton Street to the extent it would cause Walton Street to be allocated a percentage of overall partnership income within the meaning of Treasury Regulation Section 1.514(c)-2(c)(1) for the taxable year in excess of its Fractions Percentage except to the extent such allocation is disregarded in determining whether Walton Street satisfies the “fractions rule” set forth in Treasury Regulation Section 1.514(c)-2(b)(1)(i) or otherwise does not cause the allocations set forth in this Agreement to fail to qualify as “permitted allocations” within the meaning of Section 514(c)(9)(E) of the Code and the regulations thereunder.

(c) Notwithstanding anything in this Agreement to the contrary, no allocation of Net Profit shall be made to Walton Street in excess of its Fractions Percentage, and no allocation of Net Loss shall be made to the Members other than Walton Street in excess of its respective Fractions Percentage, in either case, except as otherwise permitted in accordance with the “fractions rule” under Section 514(c)(9) of the Code and the Treasury Regulations thereunder, as determined by Walton Street.

6.02 Allocations and Compliance with Section 704(b).

The following special allocations shall, except as otherwise provided, be made in the following order:

(a) Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items of Profit to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b) Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Fractions Percentage.

(c) Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e) No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests. If any item of Loss is reallocated under this subsection 6.02(e), subsequent allocations of Profit and Loss (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this subsection 6.02(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this subsection 6.02(e).

(f) For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Fractions Percentage.

(g) The allocations contained in Sections 6.02(a), 6.02(c), 6.02(d) and 6.02(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred, so as to achieve the intended results, as expressed in Section 6.04(b), regarding the targeted allocations of Net Profits and Net Losses (after taking into account the allocations made pursuant to this Section 6.02 and the application of Section 6.04(b)). The Members shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.02(g).

(h) To the extent the restrictions on certain allocations set forth in the last proviso in Sections 6.01(a) or 6.01(b), or in 6.01(c), actually affect the allocation of Net Profits or Net Loss or other items of income, gain, loss and deduction, such restriction shall be taken into account in making allocations in future periods so that to the extent possible and subject to such restrictions, the cumulative allocations of Net Profits and Net Losses to each Member equal the amount that would have been allocated such Member without such provisos, so as to achieve the intended results, as expressed in Section 6.04(b), regarding the targeted allocations of Net Profits and Net Losses (after taking into account the allocations made pursuant to this Section 6.02 and the application of Section 6.04(b)).

(i) The provisions of this Article VI shall be interpreted in a manner consistent with the Members’ intent that the allocations contained herein are “permitted allocations” under Section 514(c)(9)(E) of the Code and the Treasury Regulations thereunder.

6.03 Distributions.

(a) Except as provided in Section 6.04 and subject to payment of any outstanding amounts due under any Deficiency Loan, the Company shall, as determined by the Members as a Major Decision, make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(i) First: Each distribution of Net Cash Flow shall be distributed, in preference and priority to any other distribution of Net Cash Flow, to the Members in proportion to their then respective Percentage Interests, until Walton Street has achieved an aggregate Internal Rate of Return of twelve percent (12%);

(ii) Second: The balance, if any, of such distribution shall be distributed as follows: (A) ten percent (10%) of the balance of such distribution to SHR, and (B) the remainder to the Members in proportion to their then respective Percentage Interests, until Walton Street has achieved an aggregate Internal Rate of Return of fifteen percent (15%); and

(iii) Third: The balance, if any, of such distribution shall be distributed as follows: (A) twenty percent (20%) of the balance of such distribution to SHR, and (B) the remainder to the Members in proportion to their then respective Percentage Interests.

(b) The Members acknowledge and agree that, solely for purposes of this Section 6.03, any distributions of Net Cash Flow (as defined in the operating agreement of Walton/SHR FPH Holdings, LLC (the “Parallel Lessee Operating Agreement”)) to Walton Street and/or SHR (or its Affiliate) by Walton/SHR FPH Holdings, LLC under the Parallel Lessee Operating Agreement shall be deemed to have been distributed to Walton Street and/or SHR (as applicable) under this Section 6.03.

6.04 Distributions in Liquidation.

(a) Upon the dissolution and winding–up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in proportion to and in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to this Article VI including Section 6.04(b)).

(b) The parties intend that the allocations made pursuant to this Article VI shall produce final Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances to be made in a manner identical to the order of priorities set forth in Section 6.03(a). Notwithstanding anything to the contrary (except to the extent inconsistent with Section 704(b) of the Code or compliance with the “fractions rule” set forth in Section 514(c)(9)(E) of the Code and the regulations thereunder) to the extent that the allocations made pursuant to this Agreement would fail to produce such final Capital Account balances as of the close of any taxable year of the Company (assuming that all assets of the Company at the close of such year are sold for their adjusted tax basis or for their adjusted Book Basis for assets that have been revalued prior to that time): Net Profit and Net Loss of the Company for the current taxable year and future taxable years (or items of Profit and Loss for such years) shall be reallocated among the Members as necessary to produce such result (or, to the extent it is not possible to achieve such result with allocations of items of Profit and Loss for the current year and future years, for prior open taxable years). For purposes of applying this Section 6.04, a Member’s Capital Account shall be deemed to be increased by its remaining share of Company Minimum Gain and Member Minimum Gain as of the close of such year.

(c) With the election of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding paragraph may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this

Section 6.04 will be distributed to the Members from time to time by the trustee of the trust upon approval by the Members as a Major Decision in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.05 Tax Matters.

The Members intend for the Company to be treated as a partnership for federal income tax purposes. The Members shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Members. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall be authorized to execute such returns; provided that any state and federal tax returns to be filed by the Managing Member shall be subject to the approval of the other Members, it being understood that the other Members shall have twenty-one (21) calendar days after receipt of copies of such tax returns from the Managing Member to approve or disapprove of such federal and state tax returns and any failure to do so within such period shall be deemed a waiver of any approval rights with respect to such returns.

6.06 Tax Matters Partner.

The Managing Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.05, shall exercise all rights, obligations and duties of a tax matters partner under the Code; provided, however, that the tax matters partner shall notify the Members of the status of any proceeding before the IRS, other governmental agency, court or administrative body and shall provide copies of any pleadings, briefs, petition, submissions and correspondence to each other Member, shall not enter into any settlement agreement which binds another Member pursuant to Code § 6224(c)(3) without the express written consent of such Member, and shall not enter into any settlement pursuant to Rule 248(a) or (b) of the Rules of Practice and Procedure of the United States Tax Court without the express written consent of each other Member.

6.07 Section 704(c).

In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property, in accordance with Section 4.04. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Managing Member in a manner that (i) reasonably reflects the purposes and intention of this Agreement, and (ii) complies with Code Sections 704(b) and

704(c) and the Treasury Regulations thereunder. For such allocations, the Managing Member may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method”.

6.08 Withholding.

The Company shall be permitted to withhold from distributions all amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law, and such amounts shall be treated as amounts actually distributed to the Members for all purposes under this Agreement. If the Managing Member reasonably determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall contribute cash to the Company in an amount sufficient to satisfy such withholding obligation.

6.09 No Tax Confidentiality.

Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Section 13.14, each Member (and each employee, agent or representative of each Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable U.S. federal or state securities laws.

6.10 Certain Transactions.

The Members shall not knowingly cause the Company to engage directly or indirectly in a transaction that is a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). If any Member becomes aware that the Company has engaged directly or indirectly in a transaction that is a listed transaction or a “prohibited reportable transaction” as defined by Code Section 4965(e), it shall promptly notify each of the other Members.

ARTICLE VII

MANAGEMENT

7.01 Management.

Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Members as provided below.

(a) All decisions made with respect to the business, management and control of the Company shall be made by the Managing Member and all such decisions shall be binding on the Company and all Members, except for decisions which by the express terms of Section 7.01(b) require the approval of all Members and except for decisions or actions contemplated in Section 2.05(d) which shall be made or taken exclusively by SHR. The

Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Members from time to time.

(b) Without limiting the generality of the foregoing, each of the following matters (each, a “Major Decision”) requires the prior written approval of all Members (and each Member shall respond to any request for approval within a reasonable period of time):

(i) Except to the extent expressly contemplated in this Agreement, the Purchase Agreement, the Hotel Management Agreement, the Asset Management Agreement or any other written agreement entered into or approved in writing by each Member, causing the Company to enter into or consummating any transaction or arrangement between the Company and an Affiliate of any Member, which shall require the approval of the non-interested Member notwithstanding anything contained herein to the contrary;

(ii) Entering into any agreement or taking any action that would subject a Member or any of its Affiliates (other than the Company, the Subsidiaries or any other Acquisition Vehicle) to personal recourse or personal liability other than as specifically contemplated herein;

(iii) Acquiring any material real property, whether improved or unimproved or any interest therein, except the Hotel;

(iv) Unless otherwise required by applicable law or administrative guidance, entering into any agreements or taking any action (including federal and state tax matters and elections) with respect to the Company, any Subsidiary of the Company or the Company Property that would, or would be reasonably likely to, jeopardize Strategic REIT’s status as a real estate investment trust for U.S. federal income tax purposes, that would adversely affect the tax treatment of distributions received or to be received by SHR or that would otherwise be inconsistent with the tax allocation provisions set forth in this Agreement;

(v) Except as otherwise provided in Section 9.05 and Article XI, dissolving, liquidating and/or winding-up the affairs of the Company or any of its Subsidiaries;

(vi) Causing the Company to engage in any business or activity other than those referred to in Section 2.05;

(vii) Causing the Company to have any employees;

(viii) Any merger or consolidation with or into any Person or any Sale of Company Property (in each case other than in connection with a Sale of Company Property where the Managing Member complies with Section 9.05) or establishment of joint ventures, partnerships or other non-wholly owned Subsidiaries;

(ix) Appointment of a new Managing Member that is not an Affiliate of the Managing Member;

(x) (A) Any written or material unwritten amendment, restatement, replacement, supplement, waiver or other written modification of any Transaction Document, the Hotel Management Agreement or the Ground Lease, (B) any material written amendment, restatement, replacement or material written modification to any other material agreement or lease relating to dining, retail, golf, spa or athletic facilities on the “Property” (as defined and described in the Purchase Agreement) and any written approval, consent or other written determination with respect to the foregoing; (B) termination of the Hotel Management Agreement, the Asset Management Agreement or the Ground Lease in accordance with their respective terms or otherwise with the consent of the other party thereto and the selection of a new hotel manager or asset manager in connection with any such termination; and (C) approval of any assignment by the hotel manager or the Asset Manager, as applicable, of its rights and/or obligations under the Hotel Management Agreement or the Asset Management Agreement;

(xi) Approval of any rights expressly reserved to the “Owner” under the Hotel Management Agreement;

(xii) Filing any petition or consenting to the filing of any petition, or taking any action that would cause the Company or any of its Subsidiaries to be subject to any bankruptcy or similar proceedings;

(xiii) (A) Approval of any Budget or Operating Plan, and any material amendment, replacement or other material modification of any Budget or Operating Plan not otherwise subject to approval pursuant to the terms of the Hotel Management Agreement, and (B) approval of any Budget or Operating Plan, and any amendment, replacement or other modification of any Budget or Operating Plan subject to approval pursuant to the terms of the Hotel Management Agreement;

(xiv) Any financing, refinancing or securitization of any Company Property (including without limitation, any Loan), including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guarantees or credit enhancements can be required from any Member or its Affiliates without such party’s consent;

(xv) Except as contemplated by any Budget or Operating Plan and except for Necessary Expenses, any improvement, rehabilitation, alteration, repair, or completion of construction of any Company Property;

(xvi) Any amendment or other modification of a Tenant Lease, any required approval with respect to any assignment of a Tenant Lease or sublease thereunder, and any termination of a Tenant Lease, in each case other than with respect to any Tenant Lease within the authority of Operator (as defined in the Hotel Management Agreement);

(xvii) The establishment of reasonable reserves, determination of the amount of available Net Cash Flow, and making of distributions (including in-kind distributions) to Members (subject to the requirements of Sections 6.03 and 6.04);

(xviii) The institution of any material legal proceedings in the name of the Company, settlement of any material legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of Tenant Leases, or similar proceedings contemplated or provided for in the Operating Plan;

(xix) The possession or pledge of any Company Property for other than Company purposes;

(xx) Subject to the provisions of Section 7.02, the entering into any material asset or property management or leasing agreement or other material third party contract with respect to which funds are not explicitly provided for, or the existence of which is not specifically contemplated, in any Budget and/or Operating Plan, as applicable, with regard to the Company, any Acquisition Vehicle or any Company Property;

(xxi) Subject to the provisions of Section 7.02, the engagement of any manager, contractor, or sales or placement agent or broker not expressly permitted hereunder or under the Asset Management Agreement for any material management, leasing, disposition, financing or refinancing of any Company Property;

(xxii) Except as otherwise provided in this Agreement, making any loans to any Member or its Affiliates;

(xxiii) Taking any action in contravention of this Agreement or which would make it impossible to carry out the business of the Company;

(xxiv) Except as otherwise provided in this Agreement, admitting any additional Member into the Company or otherwise issuing any equity interest in the Company;

(xxv) Confessing to any judgment (but not including settlements) against the Company;

(xxvi) Taking any action on behalf of a Subsidiary or any other entity Controlled by the Company that would constitute a Major Decision;

(xxvii) Taking any other action expressly reserved to the Members under this Agreement as a Major Decision; and

(xxviii) Entering into any agreement or contract to do any of the foregoing.

Notwithstanding the foregoing, none of the foregoing approval rights for Major Decisions shall be deemed to limit or restrict any Member’s rights to cause a Sale of Company Property in accordance with this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, all Net Cash Flow of the Company shall be deposited into an account in the name of the Company designated and controlled by the Managing Member prior to distribution of all or any portion thereof pursuant to Article VI. The designation of such account pursuant to this Section 7.01(c) shall have no effect on the distributions to be made pursuant to Article VI.

7.02 Asset Management Services; Enforcement of Asset Management Agreement and Purchase Agreement.

On the Closing Date, the Company and SHR shall enter into the Asset Management Agreement, pursuant to which an Affiliate of SHR shall provide such management services and perform such duties as may be delegated to it pursuant to the terms of the Asset Management Agreement. SHR hereby acknowledges and agrees that notwithstanding anything contained herein to the contrary, Walton Street shall have the sole and exclusive right and authority to enforce any rights or granting any approvals or waivers the Company may have under the Asset Management Agreement, the Purchase Agreement or any other agreement between the Company or its Subsidiaries where the counterparty is SHR or one of its Affiliates.

7.03 Duties and Conflicts.

(a) The Members and their respective officers, employees and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as otherwise specifically provided hereunder, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement without the prior written consent of all disinterested Members.

(b) Each of the Members recognizes, acknowledges and agrees as follows:

(i) each of the Members and their respective Affiliates, employees, agents and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and are entitled to carry on such other business interests, activities and investments;

(ii) each of the Members and their respective Affiliates, employees, agents and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and that might be in direct or indirect competition with the Company, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is Affiliated or otherwise;

(iii) each of the Members and their respective Affiliates, employees, agents and representatives may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members;

(iv) neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper;

(v) the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them; and

(vi) the rights, powers, duties, liabilities and obligations of the Members (including the Managing Member) shall be determined solely pursuant to this Agreement and to the extent there is any conflict or inconsistency between the rights, powers, duties, liabilities and obligations of any Member under this Agreement and the Delaware Act or other Applicable Law, this Agreement shall control to the extent permitted under the Delaware Act or other Applicable Law; provided, however, that each Member at all times shall comply with the implied covenant of good faith and fair dealing and shall not act in a manner which would constitute fraud, bad faith, willful misconduct or gross negligence.

7.04 Company Expenses.

The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating the Company Property, except for (i) costs to be borne by any third party under any agreement with the Company, and (ii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement. Subject to the preceding sentence, all fees and expenses payable under Section 7.02, and all costs and expenses of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder). Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member (including Managing Member) or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member (including Managing Member) or Affiliate.

7.05 Member Meetings and Budget Process.

The Managing Member shall conduct meetings of the Members not less than quarterly, and at such other times when called by the Managing Member or any Member holding Interests representing greater than 10% of the aggregate Percentage Interests, upon not less than two (2) Business Days’ advance written notice by the Managing Member to the Members. Meetings of the Members may be conducted in person, telephonically or by other reasonable means of communication determined by the Managing Member. Prior to any Member meeting contemplated in this Section 7.05, each Member shall provide the other Members with copies of any budgets, proposals, valuations, appraisals, opinions, plans, studies or other materials received or prepared by such Member relating to any matters to be discussed at any such meetings and which the Member deems relevant to any such meetings.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND PROJECT PLANS

8.01 Books and Records.

The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property. Bills, receipts and vouchers shall be maintained on file by the Managing Member. The Managing Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. At the cost and expense of the Company, the Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of the Asset Manager or any other non-Affiliated Member or reputable accountants or auditors retained by the Managing Member on behalf of the Company). Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Managing Member. Each Member and any duly authorized representative of a Member shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.

8.02 Accounting and Fiscal Year.

The books of the Company shall be kept on the accrual basis in accordance with GAAP (and the Managing Member shall provide the Members such adjustment items that are applicable solely to historical cost GAAP) and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.03 Reports.

(a) The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member and its representatives, the following within the periods set forth below, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct:

(i) within twenty-one (21) days after the end of each fiscal quarter of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, and (B) an unaudited related income statement of the Company for such fiscal quarter;

(ii) Within forty-five (45) days after the end of each fiscal quarter of the Company, (A) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (B) an unaudited statement of cash flows of the Company for such fiscal quarter, and (C) a reconciliation of actual Expenses and Revenues during such period compared with the Budget amounts for such items, and (D) a quarterly explanation of the discrepancies; and

(iii) within twenty (20) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Properties and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during such month.

(b) The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member and its representatives, the following within the periods set forth below, all of which the Managing Member shall certify, or cause to be certified, as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide any balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof):

(i) within twenty-one (21) days after the end of each fiscal year of the Company, each of (A) the unaudited amount of net income of the Company for such fiscal year, and (B) an unaudited balance sheet of the Company; and

(ii) within seventy-five (75) days after the end of such fiscal year, final audited financial statements (with footnotes) that shall include, without limitation, each of (A) an audited balance sheet of the Company dated as of the end of such fiscal year, (B) an audited related income statement of the Company for such fiscal year, (C) an audited statement of cash flows for such fiscal year, and (D) an audited statement of each Member’s Capital Account for such fiscal year.

(c) All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, the Managing Member shall cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. The Managing Member will use commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than April 30 of the year following such fiscal year and will file the tax returns after they have been approved by the Members. The Managing Member will use commercially reasonable effort to deliver, within sixty (60) days after the end of each fiscal year, a Form K-1 for each Member or the taxable income and loss allocable to each Member for the prior twelve months ended that fiscal year broken out by Form K-1 line item.

(d) The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, such additional financial reports and other information as it may determine are appropriate or as Walton Street may reasonably request. All of the foregoing financial reporting set forth in this Section 8.03 shall include information for any and all Acquisition Vehicles consolidated with information for the Company. The Managing Member will furnish to each Member, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Managing Member from, or delivered by or on behalf of the Company to, any lender or any Tenant. Subject to the provisions of Section 13.14, each Member shall be permitted to deliver to any of its Affiliates, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.03.

(e) All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.

8.04 The Company Accountant.

The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally recognized accounting firm designated by the Managing Member from time to time. The reasonable fees and expenses of the Company Accountant shall be a Company expense.

8.05 Reserves.

The Managing Member may, in its discretion and subject to such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

8.06 Budgets and Operating Plan.

Subject to Section 7.01(b), the Managing Member shall prepare, or cause to be prepared, at the expense of the Company, a preliminary estimated Budget for the period through December 31, 2011 and an Operating Plan for the Company (the “Initial Budget and Operating Plan”). Subject to Section 7.01(b), the Managing Member shall revise and update, or cause to be revised and updated, at the expense of the Company, the Initial Budget and Operating Plan from time to time which will set forth all anticipated income, operating expenses, and capital expenditures of the Company, together with an exit valuation/strategy and projected quarterly/annual capital contributions and capital returns, and, in any event, shall be consistent with any preliminary figures previously provided to the Managing Member. Thereafter, subject to Section 7.01(b), the

Managing Member shall prepare, or cause to be prepared, at the expense of the Company, the Budget and Operating Plan annually at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year, together with five (5) year forward projections. In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop, or cause to be developed, at the expense of the Company, proposed strategies regarding (i) plans for leasing, financing, sale and rehabilitation of any real property and proposed reductions to Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan. The Managing Member shall make recommendations, or cause recommendations to be made, at the expense of the Company, to the extent it deems appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business. The Managing Member may review any Budget and Operating Plan and, subject to Section 7.01(b), make such amendments or modifications thereto as it determines appropriate or necessary in its discretion based on the actual operating results for the Company Property.

8.07 Accounts.

All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company (or applicable Acquisition Vehicle) or shall be invested in the name of the Company (or applicable Acquisition Vehicle), in such manner as shall be designated by the Managing Member. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.

8.08 REIT Status.

(a) Even though the Company will not be taxed as a “real estate investment trust” for U.S. federal income tax purposes, the Company shall, for so long as Strategic REIT owns a direct or indirect beneficial interest in the Company, operate (and shall structure its investment activities, operations and any Subsidiaries or Acquisition Vehicles) in a manner that would permit the Company to comply with all of the requirements necessary to enable the Company to qualify as a “real estate investment trust” for U.S. federal income tax purposes. The Company shall provide all information reasonably requested by Strategic REIT that is necessary for Strategic REIT to satisfy its filing obligations with the Internal Revenue Service and any other federal, state or local governmental authority which requires reports or filings regarding the status of the Strategic REIT as a “real estate investment trust”. In addition, the Company will provide such information reasonably requested by Strategic REIT that is necessary for Strategic

REIT to satisfy its reporting obligation with the United States Securities and Exchange Commission and any other federal, state or local governmental authority which requires Strategic REIT to make reports or filings due to its status as a publicly-traded corporation. Nothing in this Section 8.08(a) shall affect, impede or otherwise limit any Member’s right to cause a Sale of Company Property as provided in Section 9.05 To the extent that any of the foregoing information has been delivered to the Asset Manager in accordance with the Asset Management Agreement, the Company’s obligations to deliver financial or other information under this Section 8.08(a) shall be deemed satisfied.

(b) Notwithstanding any provision of this Agreement to the contrary, if any otherwise permitted action which may, or is required to, be taken, by the Company, any Acquisition Vehicle or a Member under this Agreement would, in the commercially reasonable judgment of SHR, jeopardize Strategic REIT’s status as a real estate investment trust under the Code (a “Prohibited Result”), SHR may cause the Company or the affected Members to restructure or modify such action to the extent reasonably necessary to prevent the Prohibited Result, provided such modification or restructuring (i) does not affect the economic interests and other rights of the Members under this Agreement, (ii) does not result in Walton Street no longer satisfying the “fractions rule” set forth in Treasury Regulation Section 1.514(c)-2(b)(1)(i) and (iii) does not affect, impede or otherwise limit any Member’s right to cause a Sale of Company Property as provided in Section 9.05.

ARTICLE IX

TRANSFER OF INTERESTS

9.01 No Transfer.

Except as expressly permitted in Section 9.02, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members. Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions of this Article IX shall apply with respect to, or be deemed to restrict, limit or encumber, any Corporate Transaction Transfer.

9.02 Permitted Transfers.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Member may from time to time and in its sole discretion without the consent of any other Member, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to its Affiliate; provided, however, that (i) in connection with any such Transfer, the transferring Member must also transfer, or cause its Affiliate to transfer, to the entity receiving such transferring Member’s Interest or its Affiliate, an equivalent interest in Walton/SHR FPH Holdings, LLC, and (ii) a Transfer (in whole or in part) by Walton Street to another fund Controlled by Persons that Control Walton Street shall not be deemed to be a Transfer permitted under this Section 9.02(a) unless the all of the cash or other consideration paid by such fund is invested into the Company as Additional Capital Contributions by Walton Street, such fund or both, as the case may be.

(b) Any permitted Transfer under Section 9.02(a) of a direct interest in the Company shall not relieve the transferor of any of its obligations prior to such Transfer. The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for Federal income tax purposes. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.02. Subject to Section 9.03, any transferee pursuant to this Section 9.02 shall become a Member of the Company. The provisions of this Section 9.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement). In connection with any permitted Transfer under Section 9.02(a), each Member agrees, upon the reasonable request of the transferring Member, to provide the transferring Member (and its permitted transferee) reasonable access to the Company’s books and records and such additional information concerning the Company, FSP Operating Lessee, the Acquisition Vehicles and the Hotel as reasonably requested from time to time.

9.03 Transferees.

Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, (iii) such Transfer will not cause an increase in the amount of UBTI allocated to any direct or indirect partner or member in or other beneficial owner of Walton Street, and (iv) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.04 Section 754 Election.

In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Members as a Major Decision), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.05 Right of Sale.

(a) At any time after the second anniversary of the Effective Date, each Member shall have the right to cause a Sale of Company Property without the consent or approval of any other Member, subject to the right of first offer procedure contemplated in this Section 9.05. If a Member desires to exercise such right, such Member (the “Selling Member”), shall provide the other Member (the “Non-Selling Member”) written notice (a “Proposed Sale Notice”) which shall set forth the gross anticipated sale price, the allocation of closing costs, including any projected broker fees and transfer taxes (which shall be deemed to be in accordance with local custom for sales of similar properties in the city of Scottsdale, Arizona if not specified) and any other material economic terms of a hypothetical Sale of Company Property (the foregoing terms, the “Property Sale Terms”), and shall include any term sheets, indications of interest, valuations, appraisals, investment banking studies, opinions, broker analysis and the like (if any) received by the Selling Member with respect to such proposed Sale of Company Property or in connection with any marketing process initiated by such Selling Member. At any time within the thirty (30) day period immediately following the date the Non-Selling Member receives the Proposed Sale Notice, the Non-Selling Member shall have the right (the “Non-Selling Member Option”), exercisable in its sole discretion by delivery of written notice (the “Sale Election Notice”) to the Selling Member, to:

(i) approve the sale as set forth in the Proposed Sale Notice and authorize the Selling Member to proceed with the Sale of Company Property to any Person, subject to the requirements of Section 9.05(c), it being understood that both Members shall reasonably cooperate with any such sale process and shall take all reasonable and lawful actions that are necessary or appropriate to consummate the Sale of Company Property in accordance with customary institutional sales practices;

(ii) elect to purchase the Company Property for the purchase price (the “Company Property Purchase Price”) and on such other terms set forth in the Property Sale Notice; or

(iii) elect to purchase the Selling Member’s Interest for a purchase price (the “Selling Member Interest Price”) equal to the amount which the Selling Member would have received under this Agreement if the Company Property were sold pursuant to the Property Sale Terms and the Company had been dissolved and wound up following such sale and the net proceeds of such sale and other assets of the Company had been distributed to the Members in accordance with the provisions of this Agreement applicable to liquidation and dissolution.

(b) If the Non-Selling Member does not deliver the Sale Election Notice to the Selling Member within the thirty (30) day period set forth in Section 9.05(a), or the Non-Selling Member affirmatively waives the Non-Selling Member Option, then in either such event, the Non-Selling Member Option shall be deemed waived by the Non-Selling Member and the Selling Member may proceed to complete the Sale of Company Property to any Person; provided, however, that if (i) the actual purchase price and other terms of such sale are not as favorable, in all material respects, to the transferor as the terms contained in the Property Sale Terms, or (ii) a closing of such sale does not occur within one (1) year after the earlier to occur of (A) the expiration of the thirty (30) day period set forth in Section 9.05(a), and (B) the delivery by the Non-Selling Member of an affirmative waiver of the Non-Selling Member Option, then the Selling Member may not thereafter consummate the Sale of Company Property without again complying with the applicable procedures set forth in this Section 9.05. For the purposes of the foregoing, such Sale of Company Property shall be deemed “not as favorable, in all material respects” if the gross purchase price shall be less than ninety-five percent (95%) of the purchase price set forth in the Proposed Sale Notice or if the other material economic terms of such Sale of Company Property, when taken in the aggregate, are less favorable to the Company than those set forth in the Property Sale Terms.

(c) If the Non-Selling Member timely elects to purchase the Company Property or the Selling Member’s Interest pursuant to Section 9.05(a), then in order for such Sale Election Notice to be effective, the Non-Selling Member shall, contemporaneously with the delivery of such Sale Election Notice, deposit with a reputable title insurance company or escrow agent selected by the Non-Selling Member a deposit (the “Sale Deposit”) equal to five percent (5%) of the Selling Member Interest Price. To the extent the Non-Selling Member delivers the Sale Election Notice and pays the Sale Deposit in accordance with the terms hereof, then (i) if the closing of the purchase of the Company Property or the Selling Member’s Interest, as applicable, pursuant thereto fails to occur due to any default, breach or failure on the part of the Non-Selling Member, then the Selling Member may retain the Sale Deposit as liquidated damages with respect thereto, it being agreed that in such instance the actual damages would be difficult, if not impossible, to ascertain, and shall have all rights and remedies at law or in equity including (without limitation) the right to specific performance, and (ii) if the closing of the purchase of the Company Property or the Selling Member’s Interest, as applicable, pursuant thereto fails to occur due to any default, breach or failure on the part of Selling Member, then the Non-Selling Member shall receive a refund of the Sale Deposit and shall have all rights and remedies at law or in equity including (without limitation) the right to specific performance. Notwithstanding anything to the contrary contained herein, a default by the Non-Selling Member in closing a transaction pursuant to a Sale Election Notice (absent any default by the Selling Member with respect thereto) shall be deemed a waiver by the Non-Selling Member of the Non-Selling Member Option as to any and all subsequent transactions pursuant to Section 9.05(a) by the Selling Member thereafter and Section 9.05(b) shall be deemed null and void and of no further force and effect with respect thereto.

(d) If the Non-Selling Member delivers a Sale Election Notice and pays the Sale Deposit in accordance with the terms hereof, the Company, the Selling Member and the Non-Selling Member shall close the purchase of the Company Property or the Selling Member’s Interest, as applicable, on the terms set forth in this Section 9.05(d). The closing of any purchase by the Non-Selling Member under this Section 9.05 will be held at the Company’s principal office and shall take place on the closing date set forth in the Sale Election Notice (such date to be not less than fifteen (15) and not more than sixty (60) days after the date such Sale Election Notice is delivered to the Selling Member subject to receipt of any required consent from the City of Scottsdale pursuant to the terms and provisions of the Ground Lease). Any purchase of the Company Property or the Selling Member’s Interest in the Company pursuant to this Section 9.05(d) shall be on the terms set forth in the Sale Election Notice, for the Company Property Purchase Price or the Selling Member Interest Price, as applicable, for all cash, with no representations or warranties by the Selling Member; provided, however, the Selling Member shall warrant and represent that (i) it is the sole owner of the Selling Member’s Interest in the Company and holds the same free and clear of any liens or other encumbrances (other than such liens and encumbrances which are not prohibited by the terms of this Agreement and which will be terminated, released or otherwise removed on or prior to the closing date), and (ii) such purchase has been authorized by all requisite action on the part of the Selling Member and any applicable Affiliates and it has the right and power to sell, exchange, transfer, assign or otherwise dispose of the Company Property or the Selling Member’s Interest, as applicable, and (iii) all consents required for a sale of the Company Property or the Selling Member’s Interest, as applicable, have been obtained. On the closing date, the Sale Deposit shall be credited against the Company Property Purchase Price or the Selling Member Interest Price, as applicable, and the Non-Selling Member shall pay the balance of the Company Property Purchase Price for the Company Property, or the Selling Member Interest Price for the Selling Member’s Interest, as applicable. All transfer, stamp and recording taxes imposed on the transfer, and all other closing costs shall be allocated as set forth in the Proposed Sale Notice. Upon the closing of the purchase under this Section 9.05, the Non-Selling Member shall execute and deliver to the Selling Member an agreement in mutually acceptable form providing in effect that the Non-Selling Member shall indemnify and hold harmless the Selling Member from and after the closing date for all costs, expenses, liabilities and obligations of the Selling Member (and its Affiliates) under any guarantee and/or indemnity made by the Selling Member (or any of its Affiliates) in connection with any financing.

(e) In connection with the closing of any Sale of the Company Property with respect to which the Non-Selling Member waives or is deemed to have waived any particular Non-Selling Member Option, then the Non-Selling Member, within fifteen (15) days after receipt of a written request by the Selling Member, shall deliver to the Selling Member and the prospective purchaser of the Company Property identified by the Selling Member a statement, duly executed on behalf of the Non-Selling Member, stating that such Non-Selling Member Option has been waived by the Non-Selling Member.

ARTICLE X

EXCULPATION AND INDEMNIFICATION

10.01 Exculpation.

No Member, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, in the case of a Member or related Person, such act or omission was not attributable to such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

10.02 Indemnification.

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, in the case of a Member or related Indemnitee, such act or omission was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02. All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets before the Members shall be responsible therefor.

(b) The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) the fraud, bad faith, willful misconduct or gross negligence of such Member, (ii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of information or matters relating to such Member, (iii) the breach by such Member of any of the Transaction Documents, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c) Expenses incurred by an Indemnitee entitled to indemnification pursuant to this Section 10.02 may be paid by the Company in advance of a final disposition to the extent that such advance payment is authorized by the Members as a Major Decision. Receipt by the Managing Member of an undertaking by such Indemnitee, in form and substance acceptable to the Managing Member in its reasonable discretion, to repay such advance payment if such Indemnitee ultimately is not entitled to indemnification under this Section 10.02 is a condition precedent to the Members’ approval of any advance payment under this Section 10.02(c).

(d) The Company (as directed by the Managing Member) may purchase and maintain insurance on behalf of any Indemnitee against any claim asserted against such Indemnitee, whether or not the Company would have the power to indemnify such Indemnitee against liability pursuant to this Section 10.02.

(e) The provisions of this Section 10.02 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(f) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.01 Dissolution.

(a) The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events (unless the majority in interest of the remaining Members vote to continue the life of the Company upon the occurrence of such an event):

(i) the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor; or

(ii) the written determination of the Members to terminate the Company.

(b) Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.02 Termination.

In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b) The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Members. The Liquidating Member may distribute Company Property in kind only with the consent of all of the Members.

(c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) First to the payment of (A) the debts and liabilities of the Company (including payment of all outstanding Deficiency Loans and any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.

(ii) Second, to the setting up of any reserves which the Liquidating Member and the Members (as a Major Decision) shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).

(iii) Thereafter, the balance, if any, to the Members in accordance with Section 6.04.

11.03 Liquidating Member.

The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.04 Claims of the Members.

Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII

DEFAULT BY MEMBER

12.01 Events of Default.

For the purposes of this Agreement, subject to the last sentence of this Section 12.01, an “Event of Default” shall exist with respect to a Member (such Member, a “Breaching Member”) if and so long as either:

(a) such Member or its Affiliates shall violate any term, breach any provision or default in the performance of any covenant applicable to such Member as set forth in this Agreement or the Reimbursement Agreement, and (i) such violation, breach or default causes material damage or loss to the Company, any of its Members or any of their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the Breaching Member reimbursing the Company for the resulting material damage or loss) within a Reasonable Period; or

(b) such Member or its Affiliates shall fail to pay, as and when due and payable hereunder, all or any portion of any material amount (other than a Capital Contribution) that it is obligated to pay either to the Company or to any other Member, by way of reimbursement, indemnity or otherwise, pursuant to this Agreement or the Reimbursement Agreement, and such failure continues for ten (10) Business Days after written notice thereof shall have been given to the Breaching Member by the Company or by any non-Breaching Member (any such failure being referred to herein as a “Monetary Default”).

Notwithstanding the foregoing provisions of this Section 12.01 or any other provision herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in Section 4.02 or Section 4.03, as applicable.

12.02 Effect of Event of Default.

Notwithstanding anything to the contrary contained herein, with respect to any Event of Default by a Breaching Member, the following provisions shall apply:

(a) Subject to the provisions hereof, the Company and/or any Member that is not a Breaching Member shall have the right, upon giving the Breaching Member at least five (5) Business Days prior written notice of such election, to pursue any right or remedy available to it at law or in equity.

(b) With respect to any Monetary Default, the Company and/or any non-Breaching Member shall have the right to (i) require that the outstanding amount be withheld from and reduce all distributions or other amounts payable to such Breaching Member pursuant to the terms of this Agreement or the Reimbursement Agreement and be paid directly by the Company on behalf of the Breaching Member from any and all distributions of Net Cash Flow, proceeds of liquidation or any other amounts that would otherwise be distributable or payable to such Breaching Member (or its Affiliates) with respect to its Interest, prior to any distribution or payment thereof pursuant to this Agreement or the Reimbursement Agreement, and/or (ii) seek from the Breaching Member payment of the outstanding amount by all appropriate judicial and/or non judicial proceedings, in each case until such time as the Monetary Default has been cured. Any amounts so withheld and applied to cure a Monetary Default pursuant to this Section 12.02 shall be treated as amounts distributed or paid to the Breaching Member pursuant to Sections 6.03 or other applicable provision hereof for all purposes under this Agreement.

(c) Failure by the Company or any non-Breaching Member to give any notice of an Event of Default as specified under this Agreement, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such Event of Default or of any of the terms of this Agreement. No Event of Default shall be waived, nor shall any duty to be performed, be altered or modified, except by written instrument. One or more waivers or failure to give notice of an Event of Default shall not be considered as a waiver of a subsequent or continuing Event of Default of the same covenant or obligation.

(d) The rights granted in this Section 12.02 shall not be deemed to be an exclusive remedy of the Company and any non-Breaching Member, but all other rights and remedies, legal and equitable, shall be available to it, with the exception of any action which has the effect of terminating this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01 Representations and Warranties of the Members.

(a) Each Member represents and warrants to the other Members as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and public policy affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

(iii) No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv) The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v) The Company has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.

(vi) It understands that (A) an investment in the Company involves a substantial and high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.

(vii) Neither such Member nor any Person who holds any interest in such Member is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any Transaction

Documents, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(viii) Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Documents are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(ix) Such Member is in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(x) Such Member is not, and throughout the period it is a Member will not be, an entity deemed to hold the plan assets of any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or any “plan” as defined in and subject to Section 4975 of the Code pursuant to the Plan Asset Rules, as modified by Section 3(42) of ERISA.

(b) Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of the Company or any Member.

13.02 Further Assurances.

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.03 Notices.

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission (with a copy delivered by one of the other methods provided in this Section 13.03) or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to SHR to:	Strategic Hotels & Resorts, Inc.
200 West Madison, Suite 1700
Chicago, IL 60606
Attention: Laurence Geller and Paula Maggio
Facsimile No.: (312) 658-5799

With a copy to:	Perkins Coie LLP
131 South Dearborn Street, Suite 1700
Chicago, IL 60603-5559
Attention: Phillip Gordon
Facsimile No.: (312) 324-9400

If to Walton Street to:	Walton Scottsdale Investors VI, L.L.C.
c/o Walton Street Capital, L.L.C.
900 North Michigan Avenue, Suite 1900
Chicago, IL 60611
Attention: Robert Bloom
Facsimile No.: (312) 915-2881

With a copy to:	Latham & Watkins LLP
Suite 5800
233 S. Wacker Drive
Chicago, IL 60606
Attention: Gary Axelrod
Facsimile No.: (312) 993-9767

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.

13.04 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.05 Captions.

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.06 Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.07 Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.08 Extension Not a Waiver.

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.09 Creditors Not Benefited.

Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any Guaranty.

13.10 Recalculation of Interest.

If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.11 Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12 Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13 Publicity.

The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Initial Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law.

13.14 Confidentiality.

(a) The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Managing Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors and prospective investors and lenders who agree to maintain a similar confidence.

(b) Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor or a prospective investor or lender) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including without limitation, reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c) The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.15 Venue.

Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

13.16 WAIVER OF JURY TRIAL.

EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.17 Limitation of Liability.

Except as otherwise expressly provided by Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided by this Agreement (with respect to liability among Members) or by Delaware law, the liability of each Member shall be limited to the amount of Capital Contributions, if any, required to be made by such Member in accordance with this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement

13.18 Cooperation.

In connection with the Sale of Company Property or any portion thereof, the Members agree to reasonably cooperate with any Member (the “Exchanging Member”) which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing) or would not reasonably be expected to jeopardize Strategic REIT’s status as a real estate investment trust, and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to the restrictions proposed by the Members that are not Exchanging Members.

13.19 Counterparts.

This Agreement may be executed in multiple counterparts and may be executed by facsimile, PDF or other electronic transmission, each of which shall be an original but all of which together shall constitute but one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

SHR:

SHR SCOTTSDALE INVESTOR, LLC

By:	/s/ Robert T. McAllister
Name:	Robert T. McAllister
Title:	Senior Vice President, Tax

WALTON STREET:

WALTON SCOTTSDALE INVESTORS VI, L.L.C.

By:	Walton Acquisition REOC Master VI, L.L.C.,
its sole member

	By:	Walton Street Real Estate Fund VI-Q, L.P.,
its managing member

		By:	Walton Street Managers VI, L.P.,
its general partner

			By:	WSC Managers VI, Inc.,
its general partner

				By:	/s/ Robert S. Bloom
				Name:	Robert S. Bloom
				Title:	Vice President

EXHIBIT A

INITIAL CAPITAL ACCOUNT BALANCES OF EACH MEMBER

Member	Initial Capital Account Balance
SHR Scottsdale Investor, LLC	$35,559,220.81
Walton Scottsdale Investors VI, L.L.C.	$35,559,220.81

EXHIBIT B

SCOPE OF CONSTRUCTION

See attached

EAST PRINCESS BOULEVARD
PARCEL No. 10
VACANT SPACE
FUTURE PARKING / DEVELOPMENT
PROPOSED NEW PARKING AREA
SCOPE OF WORK
PARCEL No. 9
PARCEL No. 6
MECH. YARD
VICINITY MAP
kollin altomare
architects
Fairmont
SCOTTSDALE
PROPOSED SITE PLAN
PART SITE PLAN
NORTH
PROPOSED SITE PLAN
A-3

EXTERIOR PRE-FUNCTION
MAIN ENTRY
MAIN LOBBY
PRE-FUNCTION - 1
MEETING RM. 4
MEETING RM. 3
MEETING RM. 2
PATIO
BOARD RM.
BALLROOM
1
2
3
4
5
6
7
8
9
10
PRE-FUNCTION - 2
PRE-FUNCTION - 3
SECONDARY LOBBY
MEETING RM. 5
MEETING RM. 6
MEETING RM. 7
MEETING RM. 8
MEETING RM. 9
LOADING AREA
PATIO
EXISTING BALLROOM
LEGEND
PROPOSED FLOOR PLAN
architects
Fairmont
SCOTTSDALE
A-3.0

DESIGN DEVELOPMENT SET - NOT FOR CONSTRUCTION

EXHIBIT C

STRUCTURE CHART

See attached

FAIRMONT SCOTTSDALE PRINCESS
FINAL STRUCTURE

Walton Acquisition REOC Master VI, L.L.C.
100%
Walton Scottsdale Investors VI, L.L.C.
SHC DTRS, Inc.
Strategic Hotel Funding, L.L.C.
100%
100%
100%
50%
50%
SHR FPH Investor, LLC
SHR Scottsdale Investor, LLC
50%
50%
Walton/SHR FPH Holdings, LLC FEIN: 45-2461069
FMT Scottsdale Holdings, LLC FEIN: 45-2396766
Asset Management Agreement
100%
100%
Walton/SHR FPH Mezzanine, LLC (SPE) FEIN: 45-2461138
FMT Scottsdale Mezzanine, LLC (SPE) FEIN: 45-2461307
100%
100%
Walton/SHR FPH, LLC (SPE) FEIN: 45-2396723
FMT Scottsdale Owner, LLC (SPE) FEIN: 80-0729471
Lease
Fairmont HMA